EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and stockholders
HealthSpring, Inc.:
     We consent to the incorporation by reference in registration statement No. 333-131654 on Form S-8 of HealthSpring, Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of HealthSpring, Inc and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended and for the ten-month period from March 1, 2005 (inception) to December 31, 2005; and the consolidated statements of income, members’ equity and comprehensive income, and cash flows of NewQuest, LLC and subsidiaries for the two months ended February 28, 2005, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of HealthSpring, Inc. As discussed in Notes 1 and 10 to the consolidated financial statements, in 2006 the Company changed its method of accounting for share - based payments.
     Our report dated February 27, 2008 on the effectiveness of internal control over financial reporting of HealthSpring, Inc. contains an explanatory paragraph that states that HealthSpring, Inc. acquired Leon Medical Centers Health Plans, Inc. (Leon) on October 1, 2007. Management excluded Leon’s internal control over financial reporting from its assessment of HealthSpring, Inc.’s internal control over financial reporting as of December 31, 2007. Our audit report on internal control over financial reporting of HealthSpring, Inc. also excluded an evaluation of internal control over financial reporting of Leon.
/s/ KPMG LLP
Nashville, Tennessee
February 27, 2008